EXHIBIT 5



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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________                  harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414

                                 April 14. 2014


CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia  22182

            This letter will constitute our opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of:

     o up to 8,800,000 shares of common stock; o warrants to purchase up to 2,200,000 shares of common stock;

     o up to 2,200,000 shares of common stock issuable upon the exercise of the warrants;

     o underwriters' warrants which allow for the purchase of up to 550,000 shares of common stock;

     o up to 550,000 shares of common stock issuable upon the exercise of the underwriters' warrants,

all as referred to in the Registration Statement on Form S-3 (File No. 333-186103)(the "Registration Statement") filed with the Securities and Exchange Commission, declared effective by the Securities and Exchange Commission (the "Commission") on February 28, 2013, the prospectus included therein (the
"Prospectus") and the prospectus supplement, dated April 14, 2014 (the "Prospectus Supplement"), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Prospectus Supplement pertains to an underwritten offering (the "Offering") pursuant to the Underwriting Agreement dated December 19, 2013 between the Company and the underwriters named therein (the "Underwriting Agreement").

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion:

     o the shares of common stock mentioned above, when sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, have been legally issued and these shares represent fully paid and non-assessable shares of CEL-SCI's common stock;


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     o    the warrants and the underwriter's  warrants,  when sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, have been legally issued, are fully paid and non-assessable and are the binding obligations of CEL-SCI in accordance with the terms thereof; and

     o the shares of common stock issuable upon the exercise of the warrants and the underwriters' warrants, when sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, will be legally issued and will represent fully paid and non-assessable shares of CEL-SCI's common stock.

                                               Very truly yours,

                                               HART & HART, LLC

                                               /s/  William T. Hart

                                               William T. Hart